Exhibit 99.1

Provident Financial Services, Inc. Announces Quarterly Earnings and Declares

Quarterly Cash Dividend

JERSEY CITY, NJ, April 22, 2010 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $11.2 million, or $0.20 per basic and diluted share for the three months ended March 31, 2010, compared with operating income, excluding a non-cash goodwill impairment charge, of $8.9 million, or $0.16 per basic and diluted share for the three months ended March 31, 2009. The Company recognized a $152.5 million, or $2.72 per share goodwill impairment charge during the prior year quarter ended March 31, 2009. This accounting charge resulted in a net loss of $143.6 million, or $2.56 per basic and diluted share for the prior year quarter ended March 31, 2009.

First quarter 2010 results benefitted from a steeper yield curve and lower funding costs, with net interest income increasing $6.8 million compared with the same period in 2009. This improvement was partially offset by a $3.2 million increase in the provision for loan losses for the three months ended March 31, 2010, compared with the same period in 2009, due to the following: a year-over-year increase in non-performing loans; downgrades in credit risk ratings; an increase in commercial loans as a percentage of the total loan portfolio; and the impact of current macroeconomic conditions.

Christopher Martin, President and Chief Executive Officer, commented, “We are pleased with our first quarter earnings and increased net interest income, yet we remain cautious in the near-term as prolonged unemployment continues to stress the local economy, as well as the performance of our conventional residential mortgage portfolio. We have begun to see some signs of an economic turnaround, however lower real estate values and consumer debt burdens have impacted loan demand and continue to constrain prudent loan portfolio growth.” Martin continued, “Much of the increase in our earnings can be directly attributed to our ongoing efforts to manage our funding costs and non-interest expenses, with the quarter reflecting improvements in both the net interest margin and the efficiency ratio. Capital ratios also strengthened during the quarter, and the Company and The Provident Bank remain well-capitalized under current bank regulations.”

Declaration of Quarterly Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.11 per common share payable on May 28, 2010, to stockholders of record as of the close of business on May 14, 2010.

Balance Sheet Summary

Total assets decreased $39.6 million, or 0.6%, to $6.80 billion at March 31, 2010, from $6.84 billion at December 31, 2009, primarily as a result of decreases in securities available for sale, loans, and other assets, partially offset by an increase in cash and cash equivalents. Cash and cash equivalents increased $104.3 million to $228.1 million at March 31, 2010, from $123.7 million at December 31, 2009. These cash balances will be deployed to fund loan originations, investment purchases and the repayment of maturing borrowings.

Total investments decreased $74.4 million, or 4.4%, during the three months ended March 31, 2010. The decrease was primarily due to principal repayments on mortgage-backed securities, maturities and sales. The Company sold $18.1 million of Agency-guaranteed mortgage-backed securities as part of its interest rate risk management process during the first quarter of 2010, resulting in net gains of $817,000.

The Company’s net loans decreased $55.6 million, or 1.3%, to $4.27 billion at March 31, 2010, from $4.32 billion at December 31, 2009. Loan originations totaled $249.5 million and loan purchases totaled $23.3 million for the three months ended March 31, 2010. The loan portfolio had net increases of $44.9 million in commercial and multi-family mortgage loans, which were more than offset by decreases of $52.4 million in commercial loans, $25.0 million in residential mortgage loans, $15.6 million in construction loans, and $9.2 million in consumer loans. Commercial real estate, construction and commercial loans represented 52.7% of the loan portfolio at March 31, 2010, compared to 52.5% at December 31, 2009.

At March 31, 2010, the Company’s unfunded loan commitments totaled $703.1 million, including $361.6 million in commercial loan commitments, $63.2 million in construction loan commitments and $5.2 million in commercial mortgage commitments. Unfunded loan commitments at December 31, 2009 were $767.9 million.

Other assets decreased $10.9 million, or 12.4%, to $76.7 million at March 31, 2010, from $87.6 million at December 31, 2009, primarily due to the settlement of equity fund redemptions that were pending as of December 31, 2009, and amortization of prepaid FDIC insurance.

Total deposits decreased $14.5 million, or 0.3%, during the three months ended March 31, 2010 to $4.88 billion. Core deposits, consisting of savings and demand deposit accounts, increased $61.6 million, or 1.8%, to $3.45 billion at March 31, 2010. The majority of the core deposit increase was in municipal and retail checking deposits. Time deposits decreased $76.0 million, or 5.0%, to $1.43 billion at March 31, 2010, with the majority of the decrease occurring in the 15-month and shorter maturity categories. The Company remains focused on cultivating core deposit relationships, while strategically permitting the run-off of certain higher-cost, single-service time deposits. Core deposits represented 70.7% of total deposits at March 31, 2010, compared to 69.2% at December 31, 2009.

Borrowed funds decreased $33.2 million, or 3.3% during the three months ended March 31, 2010, to $966.1 million. Borrowed funds represented 14.2% of total assets at March 31, 2010, a reduction from 14.6% at December 31, 2009.

Common stock repurchases for the three months ended March 31, 2010, totaled 16,000 shares at an average cost of $10.75 per share. At March 31, 2010, 2.1 million shares remained eligible for repurchase under the current authorization. At March 31, 2010, book value per share and tangible book value per share were $14.92 and $8.97, respectively, compared with $14.79 and $8.80, respectively, at December 31, 2009.

Results of Operations

Net Interest Margin

The Company’s net interest margin increased 19 basis points to 3.35% for the quarter ended March 31, 2010, from 3.16% for the quarter ended December 31, 2009. The increase in the net interest margin for the quarter ended March 31, 2010 versus the trailing quarter was primarily attributable to reductions in the average cost of interest-bearing liabilities. The average yield on interest-earning assets was 4.80% for the quarter ended March 31, 2010, compared with 4.79% for the quarter ended December 31, 2009. The average cost of interest-bearing liabilities was 1.64% for the quarter ended March 31, 2010, compared with 1.83% for the trailing quarter. The average cost of deposits for the quarter ended March 31, 2010 was 1.26%, compared with 1.47% for the trailing quarter. The average cost of borrowed funds for the quarter ended March 31, 2010 was 3.36%, compared with 3.43% for the quarter ended December 31, 2009.

The net interest margin for the quarter ended March 31, 2010 increased 25 basis points compared with the net interest margin of 3.10% for the quarter ended March 31, 2009. The increase in the net interest margin for the quarter ended March 31, 2010, compared with the same period last year was primarily attributable to reductions in the average cost of interest-bearing liabilities. The average yield on interest-earning assets declined 41 basis points to 4.80% for the quarter ended March 31, 2010, compared with 5.21% for the quarter ended March 31, 2009, however the average cost of interest-bearing liabilities declined 75 basis points to 1.64% for the quarter ended March 31, 2010, compared with 2.39% for the first quarter of 2009. The average cost of deposits for the quarter ended March 31, 2010 was 1.26%, compared with 2.06% for the same period last year. The average cost of borrowed funds for the quarter ended March 31, 2010 was 3.36%, compared with 3.47% for the same period last year.

Non-Interest Income

Non-interest income totaled $8.0 million for the quarter ended March 31, 2010, an increase of $1.0 million, or 15.0%, compared to the same period in 2009. Net gains on securities transactions increased $630,000 to $817,000 for the three months ended March 31, 2010, from $187,000 for the same period in 2009. Fee income increased $473,000 to $5.7 million for the three months ended March 31, 2010, from $5.2 million for the three months ended March 31, 2009, due primarily to increases in fees and commissions from the sale of non-deposit investment products and loan fees. Income from the appreciation of the cash surrender value of Bank-owned life insurance increased $229,000 to $1.4 million for the quarter ended March 31, 2010, compared with $1.2 million for the same period in 2009. Partially offsetting these increases, other income decreased $289,000 to $92,000 for the three months ended March 31, 2010, from $381,000 for the three months ended March 31, 2009, primarily due to a decrease in gains on loan sales resulting from reduced fixed-rate residential mortgage loan originations and conveyances.

Non-Interest Expense

Non-interest expense increased $1.5 million, or 4.4%, to $34.8 million, compared to $33.3 million (excluding the $152.5 million goodwill impairment charge) for the three months ended March 31, 2009. FDIC insurance expense increased $1.7 million, to $2.1 million for the three months ended March 31, 2010, from $426,000 for the same period in 2009, as a result of an increase in the assessment rate and deposit growth. In addition, other operating expenses increased $551,000, to $5.9 million for the quarter ended March 31, 2010, from $5.4 million for the same period in 2009, due primarily to a $423,000 increase in expenses related to foreclosed assets. Such expenses totaled $623,000 for the three months ended March 31, 2010, compared with $200,000 for the same period in 2009. Partially offsetting these increases in non-interest expense, the amortization of intangibles decreased $491,000 for the three months ended March 31, 2010, compared with the same period in 2009, due mainly to scheduled reductions in core deposit intangibles amortization. In addition, net occupancy expense decreased $252,000 for the three months ended March 31, 2010, compared with the same period in 2009.

Excluding the goodwill impairment charge in 2009, the Company’s annualized non-interest expense as a percentage of average assets was 2.07% for each of the quarters ended March 31, 2010 and 2009. Excluding the goodwill impairment charge in 2009, the efficiency ratio (non-interest expense divided by the sum of net interest income and non-interest income) was 59.14% for the quarter ended March 31, 2010, compared with 65.42% for the same period in 2009.

Asset Quality

The Company’s total non-performing loans at March 31, 2010 were $82.6 million, or 1.91% of total loans, compared with $84.5 million, or 1.93% of total loans at December 31, 2009, and $63.8 million, or 1.46% of total loans at March 31, 2009. At March 31, 2010, impaired loans totaled $35.5 million with related specific reserves of $5.9 million, compared with impaired loans totaling $41.1 million with related specific reserves of $12.5 million at December 31, 2009. The decrease in non-performing loans at March 31, 2010, compared with the trailing quarter, was largely due to a $5.0 million reduction in non-performing commercial mortgage loans primarily attributable to a $5.2 million charge-off of a collateral dependent impaired loan that was fully covered by a specific valuation allowance at December 31, 2009. In addition, non-performing consumer, commercial, and construction loans decreased $489,000, $397,000 and $151,000, respectively. These decreases were partially offset by a $4.1 million increase in non-performing residential mortgage loans, as borrowers continued to be adversely affected by an extended period of high levels of unemployment.

At March 31, 2010, the Company’s allowance for loan losses was 1.36% of total loans, compared with 1.39% of total loans at December 31, 2009, and 1.20% of total loans at March 31, 2009. The Company recorded a provision for loan losses of $9.0 million for the quarter ended March 31, 2010, compared with a provision of $5.8 million for the quarter ended March 31, 2009. For the three-month period ended March 31, 2010, the Company had net charge-offs of $10.8 million, compared with net charge-offs of $1.2 million for the same period in 2009. Net charge-offs of $9.5 million were recognized during the quarter ended March 31, 2010, on three loan relationships which had previously been reported as impaired and for which $7.4 million of specific reserves had been previously allocated. The provision for loan losses for the first quarter of 2010 was $1.8 million less than net charge-offs as a result of the decline in the total loan portfolio and charge-offs of previously allocated specific reserves on impaired loans. The increase in the loan loss provision for the three months ended March 31, 2010, compared with the same period in 2009, was attributable to a year-over-year increase in non-performing loans; downgrades in credit risk ratings; an increase in commercial loans, including commercial mortgage and construction loans, as a percentage of the total loan portfolio to 52.7% at March 31, 2010, from 48.1% at March 31, 2009; and the impact of current macroeconomic conditions. At March 31, 2010, the Company held $5.0 million of foreclosed assets, compared with $6.4 million at December 31, 2009.

Income Tax Expense

For the three months ended March 31, 2010, the Company’s income tax expense was $3.8 million. This compared with $2.9 million for the same period in 2009. The increase in income tax expense was attributable to greater pre-tax income, partially offset by a lower effective tax rate. The Company’s effective tax rate was 25.5% for the three months ended March 31, 2010, compared with 27.4% (excluding the impact of the goodwill impairment charge, which was not tax-deductible) for the three months ended March 31, 2009. The reduction in the Company’s effective tax rate was primarily the result of a larger proportion of the Company’s income being derived from tax-exempt sources.

About the Company

Provident Financial Services, Inc. is the holding company for The Provident Bank, a community-oriented bank offering a full range of retail and commercial loan and deposit products. At March 31, 2010, the Bank operated 82 full service branches throughout northern and central New Jersey.

Post Earnings Conference Call

Representatives of the Company will hold a conference call for investors at 10:00 a.m. Eastern Time on April 23, 2010 regarding highlights of the Company’s first quarter 2010 financial results. The call may be accessed by dialing 1-800-860-2442 (Domestic) or 1-412-858-4600 (International). Internet access to the call is also available (listen only) at www.providentnj.com by going to Investor Relations and clicking on Webcast.

Forward Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company also advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY

Consolidated Statements of Condition

March 31, 2010 (Unaudited) and December 31, 2009

(Dollars in thousands, except share data)

	March 31, 2010	December 31, 2009
Assets
Cash and due from banks	$225,832	$120,823
Short-term investments	2,251	2,920

Total cash and cash equivalents	228,083	123,743

Investment securities held to maturity (fair value of $343,802 at March 31, 2010 (unaudited) and $344,385 at December 31, 2009)	334,564	335,074
Securities available for sale, at fair value	1,260,147	1,333,163
Federal Home Loan Bank stock, at cost	33,356	34,276

Loans	4,326,813	4,384,194
Less allowance for loan losses	58,969	60,744

Net loans	4,267,844	4,323,450

Foreclosed assets, net	5,043	6,384
Banking premises and equipment, net	75,292	76,280
Accrued interest receivable	24,775	25,797
Intangible assets	356,971	358,058
Bank-owned life insurance	133,744	132,346
Other assets	76,720	87,601

Total assets	$6,796,539	$6,836,172

Liabilities and Stockholders’ Equity
Deposits:
Demand deposits	$2,563,944	$2,522,732
Savings deposits	889,188	868,835
Certificates of deposit of $100,000 or more	441,270	469,313
Other time deposits	990,313	1,038,297

Total deposits	4,884,715	4,899,177

Mortgage escrow deposits	20,097	18,713
Borrowed funds	966,064	999,233
Other liabilities	31,452	34,494

Total liabilities	5,902,328	5,951,617

Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,209,293 shares issued and 59,919,246 shares outstanding at March 31, 2010, and 59,821,850 shares outstanding at December 31, 2009	832	832
Additional paid-in capital	1,015,396	1,014,856
Retained earnings	312,300	307,751
Accumulated other comprehensive income	11,782	7,731
Treasury stock at cost	(385,149)	(384,973)
Unallocated common stock held by Employee Stock Ownership Plan	(60,950)	(61,642)
Common Stock acquired by the Directors’ Deferred Fee Plan	(7,551)	(7,575)
Deferred compensation – Directors’ Deferred Fee Plan	7,551	7,575

Total stockholders’ equity	894,211	884,555

Total liabilities and stockholders’ equity	$6,796,539	$6,836,172

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY

Consolidated Statements of Operations

Three Months Ended March 31, 2010 and 2009

(Dollars in thousands, except per share data)

	Three Months Ended March 31
	2010	2009
	(Unaudited)
Interest income:
Real estate secured loans	$39,714	$40,605
Commercial loans	10,337	10,498
Consumer loans	7,276	8,174
Investment securities	3,249	3,449
Securities available for sale	11,761	10,711
Deposits, Federal funds sold and other short-term investments	70	20

Total interest income	72,407	73,457

Interest expense:
Deposits	13,506	19,570
Borrowed funds	8,133	9,956

Total interest expense	21,639	29,526

Net interest income	50,768	43,931

Provision for loan losses	9,000	5,800

Net interest income after provision for loan losses	41,768	38,131

Non-interest income:
Fees	5,702	5,229
Bank-owned life insurance	1,398	1,169
Net gain on securities transactions	817	187
Other income	92	381

Total non-interest income	8,009	6,966

Non-interest expense:
Goodwill impairment	—	152,502
Compensation and employee benefits	17,539	17,477
Net occupancy expense	5,140	5,392
Data processing expense	2,284	2,356
FDIC insurance	2,099	426
Amortization of intangibles	1,103	1,594
Advertising and promotion expense	670	674
Other operating expenses	5,927	5,376

Total non-interest expense	34,762	185,797

Income (loss) before income tax expense	15,015	(140,700)
Income tax expense	3,828	2,919

Net income (loss)	$11,187	$(143,619)

Basic earnings (loss) per share	$0.20	$(2.56)
Average basic shares outstanding	56,457,544	56,169,573

Diluted earnings (loss) per share	$0.20	$(2.56)
Average diluted shares outstanding	56,457,544	56,169,573

PROVIDENT FINANCIAL SERVICES, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share data) (Unaudited)

	At or for the Three Months Ended March 31,
	2010	2009
STATEMENTS OF OPERATIONS:
Net interest income	$50,768	$43,931
Provision for loan losses	9,000	5,800
Non-interest income	8,009	6,966
Non-interest expense (1)	34,762	33,295
Operating income before income tax expense (2)	15,015	11,802
Operating income (2)	11,187	8,883
Goodwill impairment charge	—	152,502
Net income (loss)	$11,187	(143,619)
Operating basic and diluted earnings per share (1)	$0.20	$0.16
Per share impact of goodwill impairment charge	—	$(2.72)
Basic and diluted earnings (loss) per share	$0.20	$(2.56)
Interest rate spread	3.16%	2.82%
Net interest margin	3.35%	3.10%

PROFITABILITY:
Annualized return on average assets (1)	0.67%	0.55%
Annualized return on average equity (1)	5.08%	3.53%
Annualized non-interest expense to average assets (1)	2.07%	2.07%
Efficiency ratio (1), (3)	59.14%	65.42%

ASSET QUALITY:
Non-accrual loans	$82,555	$63,753
Non-performing loans	82,555	63,753
Foreclosed assets	5,043	4,758
Non-performing loans to total loans	1.91%	1.46%
Non-performing assets to total assets	1.29%	1.05%
Allowance for loan losses	$58,969	$52,350
Allowance for loan losses to non-performing loans	71.43%	82.11%
Allowance for loan losses to total loans	1.36%	1.20%

AVERAGE BALANCE SHEET DATA:
Assets	$6,794,656	$6,537,760
Loans, net	4,286,089	4,362,467
Interest-Earning assets	6,079,426	5,678,197
Core deposits	3,410,681	2,714,808
Borrowed funds	982,012	1,163,140
Interest-bearing liabilities	5,346,271	5,013,652
Stockholders’ equity	893,873	1,019,231
Average yield on interest-earning assets	4.80%	5.21%
Average cost of interest- bearing liabilities	1.64%	2.39%

Notes

(1) Excluding a $152.5 million non-cash goodwill impairment charge in 2009

(2) Operating Income Reconciliation

	Three Months Ended March 31,
	2010	2009
Net income (loss)	$11,187	$(143,619)
Goodwill impairment	—	152,502

Operating income	11,187	8,883

(3) Efficiency Ratio Calculation

	Three Months Ended March 31,
	2010	2009
Net interest income	$50,768	$43,931
Non-interest income	8,009	6,966

Total income	$58,777	$50,897

Non-interest expense (1)	$34,762	$33,295

Expense/Income (1)	59.14%	65.42%

Average Quarterly Balance

NET INTEREST MARGIN ANALYSIS

(Unaudited) (Dollars in thousands)

	March 31, 2010				December 31, 2009
	Average Balance		Interest	Average Yield/Cost	Average Balance		Interest	Average Yield/Cost
Interest-Earning Assets:

Deposits	$112,734		$70	0.25%	$140,996		$89	0.25%
Federal Funds Sold and Short-Term Investments	2,710		—	0.01	3,630		—	0.01
Investment Securities (1)	333,894		3,249	3.89	336,549		3,300	3.92
Securities Available for Sale	1,309,491		11,272	3.44	1,331,061		11,817	3.55
Federal Home Loan Bank Stock	34,508		489	5.75	34,645		493	5.64
Net Loans (2)
Total Mortgage Loans	2,975,211		39,714	5.37	2,955,138		39,528	5.33
Total Commercial Loans	731,923		10,337	5.73	742,443		10,881	5.81
Total Consumer Loans	578,955		7,276	5.10	590,859		7,643	5.13

Total Interest-Earning Assets	6,079,426		72,407	4.80	6,135,321		73,751	4.79

Non-Interest Earning Assets:
Cash and Due from Banks	52,839				106,075
Other Assets	662,391				629,667

Total Assets	$6,794,656				$6,871,063

Interest-Bearing Liabilities:
Demand Deposits	$2,029,446		4,898	0.98%	$2,000,062		5,698	1.13%
Savings Deposits	872,016		1,109	0.52	870,041		1,165	0.53
Time Deposits	1,462,797		7,499	2.08	1,561,760		9,556	2.43

Total Deposits	4,364,259		13,506	1.26	4,431,863		16,419	1.47

Borrowed Funds	982,012		8,133	3.36	1,008,844		8,721	3.43

Total Interest-Bearing Liabilities	5,346,271		21,639	1.64	5,440,707		25,140	1.83

Non-Interest Bearing Liabilities	554,512				543,257

Total Liabilities	5,900,783				5,983,964
Stockholders’ Equity	893,873				887,099

Total Liabilities & Stockholders’ Equity	$6,794,656				$6,871,063

Net interest income			$50,768				$48,611

Net interest rate spread				3.16%				2.96%

Net interest-earning assets	$733,155				$694,614

Net interest margin (3)				3.35%				3.16%

Ratio of interest-earning assets to interest-bearing liabilities	1.14	x			1.13	x

(1)	Average outstanding balance amounts shown are amortized cost.

(2)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.

(3)	Annualized net interest income divided by average interest-earning assets.

The following table summarizes the net interest margin for the previous five quarters.

	3/31/10 1st Qtr.		12/31/09 4th Qtr.		9/30/09 3rd Qtr.		6/30/09 2nd Qtr.		3/31/09 1st Qtr.
Interest-Earning Assets:
Securities	3.37%		3.40%		3.47%		3.64%		4.31%
Net Loans	5.40%		5.39%		5.40%		5.44%		5.48%
Total Interest-Earning Assets	4.80%		4.79%		4.84%		4.96%		5.21%

Interest-Bearing Liabilities
Total Deposits	1.26%		1.47%		1.73%		1.93%		2.06%
Borrowed Funds	3.36%		3.43%		3.50%		3.60%		3.47%
Total Interest-Bearing Liabilities	1.64%		1.83%		2.07%		2.27%		2.39%

Interest Rate Spread	3.16%		2.96%		2.77%		2.69%		2.82%
Net Interest Margin	3.35%		3.16%		3.01%		2.96%		3.10%
Ratio of Interest-Earning Assets to Interest-Bearing Liabilities	1.1	4x	1.1	3x	1.1	3x	1.1	3x	1.1	3x